Exhibit 10.1

Execution Version

MASTER TERMS AND CONDITIONS FOR CONVERTIBLE BOND HEDGING TRANSACTIONS

BETWEEN GOLDMAN, SACHS & CO. AND REGENERON PHARMACEUTICALS, INC.

The purpose of this Master Terms and Conditions for Base Convertible Bond Hedging Transactions (this “Master Confirmation”), dated as of October 18, 2011, is to set forth certain terms and conditions for convertible bond hedging transactions to be entered into between Goldman, Sachs & Co. (“Dealer”) and Regeneron Pharmaceuticals, Inc. (“Counterparty”). Each such transaction (a “Transaction”) entered into between Dealer and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Dealer mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relates. This Master Confirmation and each Confirmation hereunder shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an agreement in such form on the Trade Date of the first such Transaction (but without any Schedule except for (i) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first” and (ii) the election of United States dollars as the Termination Currency) between Dealer and Counterparty, and such agreement shall be considered the “Agreement” hereunder.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Unit shall be deemed to be a reference to a Call Option or an Option, as context requires.

THE AGREEMENT, THIS MASTER CONFIRMATION AND EACH CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

The Transactions under this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions under this Master Confirmation and the Agreement shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Dealer with respect to such Transaction.

Each Transaction to which a Confirmation relates is a Convertible Bond Hedging Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions (and references herein to “Units” shall be deemed to be references to “Options” for purposes of the Definitions), and shall have the following terms:

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Option Type:	Call

Option Style:	Modified American (as described below)

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “REGN”).

Convertible Notes:	As set forth in the Confirmation for such Transaction

Indenture:	As set forth in the Confirmation for such Transaction

Number of Units:	As set forth in the Confirmation for such Transaction.

Unit Entitlement:	As set forth in the Confirmation for such Transaction

Strike Price:	As set forth in the Confirmation for such Transaction

Applicable Percentage:	As set forth in the Confirmation for such Transaction

Number of Shares:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	Nasdaq Global Select Market

Related Exchange:	All Exchanges

Calculation Agent:	Dealer; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, (i) Dealer may designate a nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives (an “Equity Derivatives Dealer”) that is an affiliate of Dealer and with respect to which no event of the type described in Section 5(a)(vii) of the Agreement is ongoing to replace Dealer as Calculation Agent, or (ii) if Dealer does not so designate any replacement Calculation Agent by the 10th Exchange Business Day following the date a calculation or determination is required to be made hereunder by the Calculation Agent and no such calculation or determination is made, Counterparty shall have the right to designate an independent Equity Derivatives Dealer to replace Dealer as Calculation Agent and, in each case, the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Any determination or calculation by Dealer or Counterparty in any capacity (including as Calculation Agent) pursuant to this Master Confirmation, the Agreement and the Definitions shall be made in good faith and in a commercially reasonable manner, including, without limitation, with respect to calculations and determinations that are made in such party’s sole discretion or otherwise. In the event either party makes any calculation or determination in any capacity pursuant to this Master Confirmation, the Agreement or the Definitions, such party shall promptly provide an explanation in reasonable detail of the basis for such determination or calculation if requested by the other party, it being understood that no party shall be obligated to disclose any proprietary models used by it for such calculation.

4. Procedure for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights”.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount satisfying all of the requirements for conversion on such Conversion Date in accordance with the terms of the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Procedures” shall be automatically exercised, subject to “Notice of Exercise” below.

Expiration Date:	As set forth in the Confirmation for such Transaction

Multiple Exercise:	Applicable, as provided above under “Required Exercise on Conversion Dates”.

Minimum Number of Units:	Zero

Maximum Number of Units:	Number of Units

Integral Multiple:	Not Applicable

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Units hereunder unless Counterparty notifies Seller in writing prior to 3:00 PM, New York City time, on the Scheduled Trading Day immediately preceding the first “Trading Day” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”) of the “Cash Settlement Averaging Period”, as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”, relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Units being exercised on such Exercise Date, (ii) if applicable, the scheduled commencement date of the “Cash Settlement Averaging Period” for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date, (iii) whether Counterparty will satisfy its conversion obligation with respect to such Convertible Notes solely in cash (“Cash Settlement”), through delivery of a combination of cash and Shares (“Combination Settlement”) or solely in Shares (“Physical Settlement”; each of Cash Settlement, Combination Settlement and Physical Settlement, a “Settlement Method”) and (iv) in the case of Combination Settlement, the applicable “Specified Dollar Amount” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”), if other than $1,000; provided that if the Conversion Date for such Unit occurs on of after June 1, 2016 (the “Final Averaging Period Date”), the notice need not contain the information described in clause (ii) above, the Company may provide Dealer with a single notice with respect to the information described in clause (i) above, and the Notice Deadline with respect to (x) the information described in clause (i) above shall be 3:00 p.m, New York City time, on the “Scheduled Trading Day” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”) immediately preceding the Expiration Date and (y) the information described in clauses (iii) and (iv) above shall be 3:00 p.m., New York City time on the Scheduled Trading Day prior to the Final Averaging Period Date; provided further that, notwithstanding the foregoing (except in the case of a “Cash Settlement Averaging Period” that commences on or after the Final Averaging Period Date), such notice shall be effective even if given after the Notice Deadline so long as such notice is given prior to 3:00 p.m., New York City time, on the fifth Exchange Business Day of such “Cash Settlement Averaging Period”, in which event the

Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline.

Notwithstanding anything to the contrary herein, in the Indenture or the Notice of Exercise, for purposes of the Transactions hereunder, with respect to any Conversion Date, Seller’s Delivery Obligation shall be calculated by the Calculation Agent as if Counterparty had elected Combination Settlement with a “Specified Dollar Amount” for the Convertible Notes equal to $1,000 pursuant to clause (iii) above, unless Counterparty provides timely notice of the applicable Settlement Method in its Notice of Exercise as set forth above. If such Notice of Exercise specifies a Settlement Method other than Combination Settlement with a “Specified Dollar Amount” under the Indenture of $1,000, Counterparty shall be deemed to have represented to Dealer that, as of the date of its election of a Settlement Method, it is not in possession of any material non-public information with respect to itself or the Shares.

5. Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares and/or cash to be delivered under the Convertible Notes converted on such Conversion Date under the terms of the Indenture (as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”); provided that the Settlement Date will not be prior to the date one Settlement Cycle following the final day of the “Cash Settlement Averaging Period” that applies (or is deemed to apply) to such Conversion Date.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Definitions, and subject to “Notice of Exercise” above, with respect to each Unit exercised on a Conversion Date, Seller will deliver to Counterparty on the related Settlement Date, (i) if Cash Settlement or Combination Settlement with a “Specified Dollar Amount” of USD 1,000 or more applies to such Conversion Date pursuant to the terms of the Indenture (as described in the Offering Memorandum under “Description of Notes—Conversion Rights”), the product of the Applicable Percentage and a number of Shares and/or an amount in cash in USD equal to the number of Shares and/or amount of cash in USD in excess of USD 1,000 that Counterparty is obligated to deliver to the holder of USD 1,000 principal amount of such Convertible Notes pursuant to the Settlement Provision of the Indenture (as defined in the Confirmation) or (ii) if Physical Settlement or Combination Settlement with a “Specified Dollar Amount” of less than USD 1,000 applies to such Conversion Date pursuant to the terms of the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”, the product of the Applicable Percentage and a number of Shares equal to the number of Shares that Counterparty would have been obligated to deliver to the holder of USD 1,000 principal amount of Convertible Notes converted on such Conversion Date pursuant to the Settlement Provision of the Indenture, as determined by the Calculation Agent, except that for all purposes hereunder (a) Combination Settlement shall be deemed to apply to such Convertible Notes (notwithstanding the provisions of the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”) with a “Specified Dollar Amount” of USD 1,000, (b) each reference to “forty” in the definitions of “Cash Settlement Averaging Period”, “Daily Conversion Value”, “Daily Measurement Value” and “Daily Settlement Amount” under the Indenture (each as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”) and the Settlement Provision of the Indenture shall be deemed replaced with “eighty”, (c) the reference to “one-fortieth (1/40th)” in the definition of “Daily Conversion Value” shall be deemed replaced with “one-eightieth (1/80th)” and (d) the reference to “the 42nd Scheduled Trading Day” in the definition of “Cash Settlement Averaging Period” shall be deemed replaced with “the 82nd Scheduled Trading Day”;

provided that, in the case of clause (i) or (ii) above, in no event shall the sum of (A) the amount of cash, if any, paid by Dealer upon exercise of any Unit and (B) the number of Shares delivered upon exercise of such Unit multiplied by the Applicable Limit Price on the Settlement Date for such Unit; and

provided further that, in the case of clause (i) or (ii) above, the Delivery Obligation shall be determined excluding any Shares (or cash) that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture (as defined in the Confirmation).

Notwithstanding the foregoing, if any exercise hereunder relates to a conversion of Convertible Notes in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Conversion Rate set forth in the Make-whole Provision of the Indenture (as defined in the Confirmation), then the Delivery Obligation shall include such additional Shares and/or cash (subject to the deemed application of Combination Settlement as set forth in clause (ii) above), except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation (with the value of any such additional Shares included in the Delivery Obligation determined by the Calculation Agent using the “Daily VWAP” on the last day of the “Cash Settlement Averaging Period” that applies (or is deemed to apply) to the relevant Conversion Date) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount, (x) the Number of Units shall be deemed to be equal to the number of Units exercised on such Exercise Date and (y) such amount payable pursuant to Section 6 of the Agreement will be determined as if the Make-whole Provision of the Indenture were deleted but will, for the avoidance of doubt, take into account the time value of the Transaction assuming an Expiration Date on the “Maturity Date” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—General”), without regard to any requirement for the occurrence of a Conversion Date or delivery of a Notice of Exercise or Notice of Delivery Obligation) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 11(b) of this Master Confirmation).

Dealer will deliver cash in lieu of any fractional Shares to be delivered valued at the “Daily VWAP” for the last “Trading Day” of the “Cash Settlement Averaging Period” that applies (or is deemed to apply) to the relevant Conversion Date.

For the avoidance of doubt, if the sum of the “Daily Conversion Values” for all “Trading Days” of the “Cash Settlement Averaging Period” that applies (or is deemed to apply) to the relevant Conversion Date is less than or equal to USD1,000, Seller will have no delivery obligation hereunder in respect of such Conversion Date.

For the further avoidance of doubt, Dealer will have no delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty to the holders of Convertible Notes pursuant to the Conversion Rate Adjustment Fallback Provision.

Applicable Limit:	For any Unit, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the settlement date for the cash and/or Shares delivered upon conversion of the related Convertible Note over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page REGN.Q <equity> (or any successor thereto).

Excluded Provisions:	As set forth in the Confirmation for such Transaction.

Make-whole Provision:	As set forth in the Confirmation for such Transaction.

Notice of Delivery Obligation:	No later than the Scheduled Trading Day immediately following the last day of the “Cash Settlement Averaging Period”, Counterparty shall give Seller notice of the final number of Shares and/or amount of cash (the “Convertible Obligation”) it is required to deliver under the Indenture (as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Settlement upon Conversion”) with respect to the relevant Conversion Date; provided that, with respect to any Exercise Date occurring on or after the Final Averaging Period Date, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligation for all Exercise Dates occurring on or after such Scheduled Trading Day (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares. In addition, notwithstanding anything to the contrary in the Definitions, Seller may, in whole or in part, deliver Shares in certificated form representing the Delivery Obligation to Counterparty in lieu of delivery through the Clearance System.

6. Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Definitions, upon the occurrence of any event or condition set forth in the Dilution Provision of the Indenture (as defined in the Confirmation), the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Strike Price, Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of such Transaction, to the extent an analogous adjustment is made under the Indenture. For the avoidance of doubt, in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” pursuant to the Excluded Provisions of the Indenture.

7. Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the Merger Provision of the Indenture (as defined in the Confirmation).

As soon as reasonably practicable following the public announcement of any Merger Event or any public filing with respect to any Merger Event, Counterparty shall notify the Calculation Agent of such Merger Event; and once the adjustments to be made to the terms of the Indenture (as described in the Offering Memorandum in the sixth and seventh to last paragraphs under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”) and the Convertible Notes in respect of such Merger Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the Merger Date) notify the Calculation Agent of the details of the adjustment made under the Indenture in respect of such Merger Event.

Tender Offer:	Applicable. Notwithstanding Section 12.1(d) of the Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in the Tender Offer Provision of the Indenture (as described in the Offering Memorandum in clause (5) under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”).

Consequences of Merger Events and Tender Offers:

Notwithstanding Sections 12.2 and 12.3 of the Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture (as described in the Offering Memorandum in clause (5) and in the sixth and seventh to last paragraphs under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”); provided that (i) such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in the Excluded Provisions of the Indenture; (ii) if such adjustment would (but for this clause (ii)) result in the Shares including (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, no such adjustment shall be made and Cancellation and Payment (Calculation Agent Determination) shall apply; and (iii) if Counterparty will not be the Issuer following such Merger Event or Tender Offer, then (a) the Calculation Agent shall make any adjustment(s) to the valuation, exercise, settlement or other terms of the Transaction that the Calculation Agent determines appropriate to account for the effect on the Transaction of such Merger Event or (b) if (x) the Calculation Agent determines that no adjustment it could make under clause (a) above will produce a commercially reasonable result or (y) Counterparty and the Issuer following such Merger Event or Tender Offer do not enter into such documentation containing representations, warranties and agreements relating to securities law and other issues, as requested by Dealer that Dealer has determined, in its reasonable discretion, to be necessary or appropriate to allow Dealer to continue as a party to the Transaction (giving effect to any adjustments pursuant to clause (a) above) and to preserve its hedging activities in connection with the Transaction in a manner compliant with applicable legal, regulatory and self- regulatory requirements, and with related policies and procedures applicable to Dealer, Cancellation and Payment (Calculation Agent Determination) shall apply.

Dilution Provision:	As set forth in the Confirmation for such Transaction.

Merger Provision:	As set forth in the Confirmation for such Transaction.

Tender Offer Provision:	As set forth in the Confirmation for such Transaction.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination). In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

8. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “the formal or informal interpretation,” and (ii) replacing the word “Shares” with the phrase “Shares or Hedge Positions” in clause (X) thereof.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”

Increased Cost of Hedging:	Not Applicable

Determining Party	For all applicable Additional Disruption Events, Dealer.

9. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

10. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA; and

(iii) it is bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(b) Counterparty hereby represents and warrants to, and agrees with, Dealer on the Trade Date of each Transaction that:

(i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(ii) its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;

(iii) it understands that Dealer has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law;

(iv) RESERVED

(v) RESERVED

(vi) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(vii) It is not, on the date hereof, and will not be, on any date on which it elects to require Dealer to satisfy any Dealer Payment Obligation by delivery of Termination Delivery Units pursuant to Section 11(b) below, in possession of any material non-public information with respect to it or the Shares and its most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by it with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(viii) it is not entering into any Transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(ix) RESERVED

(x) on each of the Trade Date Counterparty is not, and on the Premium Payment Date will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation;

(xi) RESERVED

(xii) it is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(xiii) without limiting the generality of Section 13.1 of the Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and

Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(xiv) RESERVED

(xv) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date of such Transaction and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement;

(xvi) Counterparty is not on the Trade Date of any Transaction engaged in and will not, during any period starting on the Trade Date of any Transaction and ending on the third Exchange Business Day immediately following such Trade Date, be engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than (1) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (2) the offering of the Convertible Notes pursuant to the terms of the Purchase Agreement;

(xvii) on the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction or any other similar transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; and

(xviii) it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

11. Miscellaneous:

(a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency–Cross Border).

(b) Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 11(c) below, Dealer owes Counterparty any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Dealer Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Dealer Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, Tender Offer Date, Announcement Date (in the case of Nationalization, Insolvency or Delisting), Early Termination Date or other date of cancellation or termination, as applicable (“Notice of Dealer Termination Delivery”); provided that if Counterparty does not validly so elect to require Dealer to satisfy its Dealer Payment Obligation by delivery of Termination Delivery Units, Dealer shall have the right, in its sole discretion, to elect to satisfy its Dealer Payment Obligation by delivery of Termination Delivery Units, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the

type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a Notice of Dealer Termination Delivery or such notice by Dealer to Counterparty, as the case may be, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Dealer Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation).

“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (ii) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to have Dealer deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

If the provisions of this paragraph (b) are applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Termination Delivery Units (or any part thereof). In addition, notwithstanding anything to the contrary in the Definitions, Dealer may, in whole or in part, deliver securities comprising Termination Delivery Units in certificated form to Counterparty in lieu of delivery through the Clearance System.

(c) Set-Off and Netting. Both parties waive any rights to set-off or net, including in any bankruptcy proceedings of Counterparty, amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.

(d) Transfer and Assignment. Counterparty may transfer any of its rights or obligations under any Transaction with the prior written consent of the Dealer, such consent not to be unreasonably withheld. Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder or under the Agreement, in whole or in part, to any of its affiliates; provided that Counterparty shall have recourse to Dealer in the event of the failure by the transferee to perform any of its obligations hereunder. At any time at which (1) Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer

Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (such condition, an “Excess Ownership Position”) or (2) the Units Equity Percentage exceeds 9.0%, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing and other terms reasonably acceptable to Dealer within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists or that the Units Equity Percentage is equal to or less than 9.0%, as the case may be, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists or the Units Equity Percentage following such partial termination is equal to or less than 9.0%, as the case may be. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 11(b) of this Master Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Units Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the total Number of Shares for all Transactions hereunder and (B) the denominator of which is the number of Shares outstanding.

(e) Additional Termination Events. For any Transaction:

(i) The occurrence of an event of default with respect to Counterparty under the terms of the Convertible Notes for such Transaction that results in an acceleration of such Convertible Notes pursuant to the terms of the Indenture as described in the Offering Memorandum under “Description of Notes—Events of Default” for such Transaction shall be an Additional Termination Event with respect to which (A) such Transaction is the sole Affected Transaction, (B) Counterparty shall be the sole Affected Party and (C) Seller shall designate an Early Termination Date pursuant to Section 6(b) of the Agreement, which shall be no later than the fifth Exchange Business Day following acceleration of such Convertible Notes (unless otherwise agreed by the parties).

(ii) The occurrence of any amendment, modification, supplement or waiver of any term of the Indenture as described in the Offering Memorandum under “Description of Notes—Modification and Amendment” for such Transaction or the Convertible Notes for such Transaction governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion or settlement of the Convertible Notes for such Transaction (including changes to the conversion rate or price, conversion settlement dates, conversion conditions or provisions related to adjustments to the “Conversion Rate”), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes for such Transaction to amend, in each case without the prior consent of Seller, such consent not to be unreasonably withheld, shall be an Additional Termination Event with respect to which (A) such Transaction is the sole Affected Transaction, (B) Counterparty shall be the sole Affected Party and (C) Seller shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii) The repurchase or cancellation of Convertible Notes (whether pursuant to the provision of the Indenture as described in the Offering Memorandum under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes” or otherwise) shall be an Additional Termination Event with respect to which (A) the sole Affected Transaction shall be the portion of the Transaction corresponding to the number of Units (the “Repurchase Units”) equal to the lesser of (x) the aggregate principal amount of such Convertible Notes specified in Counterparty’s Note Repurchase Notice divided by USD 1,000 and (y) the Number of Units as of the date Dealer designates such Early Termination Date; and, as of such date, the Number of Units shall be reduced by the number of Repurchase Units, (B) Counterparty shall be the sole Affected Party and (C) Seller shall designate an Early Termination Date pursuant to Section 6(b) of the Agreement, which shall be no later than the fifth Exchange Business Day following receipt of such Note Repurchase Notice (unless otherwise agreed by the parties); provided that Counterparty shall provide Dealer a notice (any such notice, a “Note Repurchase Notice”) no later than the third Exchange Business Day following any such repurchase or cancellation specifying the aggregate principal amount of Convertible Notes so repurchased or cancelled.

(f) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Dealer rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transactions.

(g) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Dealer, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Dealer, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(h) RESERVED

(i) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(l) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(7), 362(o), 546(e), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code; (ii) the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code; (iii) a party’s right to liquidate, terminate or accelerate any Transaction, offset, net or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” within the meaning of Sections 555, 560 and 561 of the Bankruptcy Code; (iv) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code and (v) all payments or deliveries for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code.

(m) Extension of Settlement. Dealer may postpone, in whole or in part, any Exercise Date or any other date of valuation or delivery by Dealer or add additional Settlement Dates or other dates of valuation or delivery by Dealer, with respect to some or all of the relevant Units (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its good-faith reasonable discretion based on the advise of counsel, that such extension is necessary or advisable (x) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s expectation on the Trade Date, as determined by Calculation Agent) or (y) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that no such date may be postponed by more than ten Exchange Business Days pursuant to clause (x) above.

(n) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to the Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of such “Cash Settlement Averaging Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement Amount” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(o) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Units Equity Percentage as determined on such day is (i) equal to or greater than 4.5% and (ii) greater by 0.5% than the Units Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than the Units Equity Percentage as of the date hereof). Counterparty agrees to indemnify and hold harmless Dealer and its Affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, subject to the reporting and profit disgorgement provisions of Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph (o), to reimburse, within 30 days, upon written request, each such Section 16 Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of such Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to such Section 16 Indemnified Person to represent such Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that such Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (i) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (ii) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this paragraph (o). Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of each Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by any such Section 16 Indemnified Person, unless such settlement includes an unconditional release of each such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to each such Section 16 Indemnified Person. If the indemnification provided for in this paragraph (o) is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (o) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (o) shall remain operative and in full force and effect regardless of the termination of any Transaction.

(p) Early Unwind. In the event the sale of Convertible Notes for any Transaction hereunder is not consummated with the Initial Purchasers for any reason by the close of business in New York City on the Early Unwind Date set forth in the Confirmation for such Transaction, such Transaction shall automatically terminate on such Early Unwind Date and (i) such Transaction and all of the respective rights and obligations of Dealer and Counterparty under such Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with such Transaction either prior to or after such Early Unwind Date; provided that Counterparty shall purchase from Dealer on such Early Unwind Date all Shares purchased by Dealer or one or more of its Affiliates in connection with such Transaction. The purchase price paid by Counterparty shall be Dealer’s actual cost of such Shares as Dealer informs Counterparty and shall be paid in immediately available funds on such Early Unwind Date.

(q) Registration. Counterparty hereby agrees that if the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction, in Dealer’s good-faith reasonable judgment based on advice of counsel, cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer and Counterparty, substantially in the form of an underwriting agreement for a registered secondary offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or (iii) of this paragraph (q) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the price displayed under the heading “Bloomberg VWAP” on Bloomberg page REGN.Q <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on a relevant Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method) on such Exchange Business Days, and in the amounts requested by Dealer. For the avoidance of doubt, under no circumstances shall Counterparty be obligated to make the election described in clause (iii) of the preceding sentence.

(r) Conversion Rate Adjustments. Counterparty shall provide to Dealer written notice, promptly following the public announcement of any transaction or event (a “Conversion Rate Adjustment Event”) that is reasonably expected to lead to an increase in the Conversion Rate (as such term is defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—General”), and, once the adjustments to the Conversion Rate as a result of such Conversion Rate Adjustment Event have been determined, shall notify Dealer in writing of the details of such adjustments.

(s) Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Buyer, nothing in the Agreement, the Definitions, this Master Confirmation or any Confirmation hereunder shall be interpreted as requiring Counterparty to deliver or receive cash in respect of the settlement of the Transactions contemplated by this Master Confirmation and any Confirmation hereunder, except in circumstances where the cash settlement thereof is within Counterparty’s control (including, without limitation, where an Event of Default by Counterparty has occurred under Section 5(a)(ii) or Section 5(a)(iv) of the Agreement, where Counterparty elects to deliver or receive cash or fails timely to elect to deliver or receive Termination Delivery Units in respect of the settlement of such Transaction) or in those circumstances in which holders of the Shares would also receive cash.

12. Addresses for Notice:

If to Dealer:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
	Attn:	Serge Marguié
Equity Capital Markets
	Telephone:	(212) 902-9779
	Facsimile:	(917) 977-4253
	Email:	marqse@am.ibd.gs.com

With a copy to:	Attn:	Michael Voris
Equity Capital Markets
	Telephone:	(212) 902-4895
	Facsimile:	(212) 291-5027
	Email:	Michael.Voris@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

If to Counterparty:	Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
	Telephone:	(914) 345-7400

13. Accounts for Payment:

To Dealer:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

To Counterparty:	JPMorgan Chase
	ABA No.:	021000021
	Account No.:	6701772200
	Swift Code:	CHASEUS33
	Address:	JP Morgan Chase Bank, N.A.
106 Corporate Park Drive
Floor 2
White Plains, NY 10604
	Benefit of:	Regeneron Pharmaceuticals, Inc.
	Bank Contact:	Elanor Barreto
	Phone:	(914) 993-2241

14. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Counterparty:      To be advised.

15. Amendments to Definitions:

Section 12.9(b)(i) of the Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Daniel Kopper
Name: Daniel Kopper
Title: Vice President

Agreed and Accepted By:

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
Name: Joseph J. LaRosa
Title: SeniorVice President, General Counsel & Secretary

[Signature Page to Bond Hedge Master Confirm]

EXHIBIT A

FORM OF CONVERTIBLE BOND HEDGING

TRANSACTION CONFIRMATION

CONFIRMATION

Date:	October 18, 2011

To:	Regeneron Pharmaceuticals, Inc. (“Counterparty”)

Telefax No.:	(914) 593-1506

From:	Goldman, Sachs & Co. (“Dealer”)

Telefax No.:	(917) 977-4253

Transaction Reference Number:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Convertible Bond Hedging Transactions dated as of October 18, 2011 and as amended from time to time (the “Master Confirmation”) between you and us.

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates is entered into as part of an integrated hedging transaction of the Convertible Notes pursuant to the provisions of Treasury Regulation Section 1.1275-6.

3. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	October 18, 2011

Effective Date:	The closing date of the initial issuance of the Convertible Notes.

Premium:	USD29,375,000.00

Premium Payment Date:	October 21, 2011

Convertible Notes:	1.875% Senior Convertible Notes due 2016, offered pursuant to the Offering Memorandum, and to be issued pursuant to the Indenture.

Number of Units:	The number of “Firm Securities” (as defined in the Purchase Agreement) in denominations of USD1,000 principal amount to be issued by Counterparty on the closing date for the initial issuance of the Convertible Notes.

Purchase Agreement:	Purchase Agreement, dated as of October 18, 2011, between Goldman, Sachs & Co., as Initial Purchaser, and Counterparty, relating to the Convertible Notes.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Unit Entitlement.

Applicable Percentage:	25%

Number of Shares:	The product of the Number of Units and the Unit Entitlement and the Applicable Percentage.

Expiration Date:	The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the “Maturity Date” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—General”).

Unit Entitlement:	As of any date, a number of Shares per Unit equal to the Conversion Rate (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—General”, but without regard to any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture).

Indenture:	Indenture to be dated as of October 21, 2011 by and between Counterparty and Wells Fargo Bank, National Association, as trustee, and the other parties thereto, pursuant to which the Convertible Notes are to be issued relating to the USD400,000,000 principal amount of 1.875% convertible notes due 2016. For the avoidance of doubt, references herein to sections of the Indenture are based on the description of the Convertible Securities set forth in the Preliminary Confidential Offering Circular, dated October 17, 2011, as supplemented by the related pricing term sheet (“Offering Memorandum”). If any relevant provisions of the Indenture differ in any material respect from those described in the Offering Memorandum, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

Settlement Provision:	The provision of the Indenture as described in the Offering Memorandum in the fifth paragraph under “Description of Notes—Conversion Rights—Settlement upon Conversion”

Excluded Provisions:	The Make-whole Provision and the provision of the Indenture as described in the Offering Memorandum in the fifth to last paragraph under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”

Make-whole Provision:	The provision of the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions”

Conversion Rate Adjustment Fallback Provision:	The provision of the Indenture as described in the Offering Memorandum in the second paragraph of clause (3) under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”

Dilution Provision:	The provisions of the Indenture as described in the Offering Memorandum in clause (1) to (5) under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”

Merger Provision:	The provision of the Indenture as described in the Offering Memorandum in the sixth and seventh to last paragraphs under “Description of Notes— Conversion Rights—Conversion Rate Adjustments”

Tender Offer Provision:	The provision of the Indenture as described in the Offering Memorandum in clause (5) under “Description of Notes—Conversion Rights—Conversion Rate Adjustments”

Early Unwind Date:	October 21, 2011, or such later date as agreed by the parties hereto.

4. Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Daniel Kopper
Name: Daniel Kopper
Title: Vice President

Agreed and Accepted By: REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
Name: Joseph J. LaRosa
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Bond Hedge Confirm]